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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Coldwater Creek Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COLDWATER CREEK INC.
One Coldwater Creek Drive
Sandpoint, Idaho 83864

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2010

To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders ("Annual Meeting") of COLDWATER CREEK INC. ("Coldwater Creek" or the "Company"), a Delaware corporation, which will be held at our corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, at 9:30 a.m. Pacific Time on June 12, 2010 for the following purposes:

  1.
  To elect the three Class II Directors who have been nominated to serve on our Board of Directors (the "Board");

  2.
  To consider and vote upon a proposal to approve the material terms of the performance criteria for executive incentive compensation;

  3.
  To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011; and

  4.
  To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        These matters are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders.

        The Board has fixed the close of business on April 16, 2010 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission, we have elected to make our proxy materials available over the Internet. On or prior to April 30, 2010, we will mail to each stockholder of record as of the record date a Notice of Internet Availability of Proxy Materials, which will include, among other things, important information about the annual meeting and instructions as to how to request a copy of the proxy materials over the Internet, by e-mail or by mail. On the date the Notice of Internet Availability of Proxy Materials is first mailed to stockholders of record as of the record date, these stockholders will have access, free of charge, to all proxy materials on a web site identified in the Notice of Internet Availability of Proxy Materials.

        Representation of at least a majority of the shares of Coldwater Creek Common Stock entitled to vote, whether present in person or represented by proxy, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES. YOU ARE ENCOURAGED TO VOTE OVER THE INTERNET, AS DESCRIBED IN THE IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. Alternatively, you may vote (i) by requesting a paper copy of the Company's Annual Report on Form 10-K, the Proxy Statement and proxy card by mail or electronic mail and marking, signing, dating and promptly returning the proxy card, (ii) by telephone, as described in the Notice of Internet Availability of Proxy Materials or your proxy card, or (iii) by attending the annual meeting and voting in person. Note that all votes cast by telephone or the Internet must be cast prior to 11:59 p.m., Eastern time, on June 11, 2010. You may revoke your proxy at any time prior to the time it is voted. You may also revoke your proxy by attending the Annual Meeting and voting in person.

        Please read the proxy materials carefully. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

Very truly yours,

John E. Hayes III Senior Vice President, General Counsel and Secretary Sandpoint, Idaho April 30, 2010

 Stockholders Should Read the Entire Proxy Statement
Carefully Prior to Returning the Proxy

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
COLDWATER CREEK INC.

To Be Held June 12, 2010

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of COLDWATER CREEK INC. ("Coldwater Creek" or the "Company") of proxies to be voted at the 2010 Annual Meeting of Stockholders ("Annual Meeting"), which will be held at 9:30 a.m. Pacific Time on June 12, 2010 at the Company's corporate headquarters at One Coldwater Creek Drive, Sandpoint, Idaho 83864, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Notice Regarding Availability of Proxy Materials was first mailed to stockholders on or about April 30, 2010.

VOTING RIGHTS AND SOLICITATION

        The close of business on April 16, 2010 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, 92,221,804 shares of our Common Stock, $0.01 par value per share were issued and outstanding. All shares of Common Stock outstanding on the record date are entitled to vote at the Annual Meeting. Stockholders of record entitled to vote at the Annual Meeting will have one vote on the matters to be voted upon for each share of Common Stock so held.

        In accordance with rules and regulations of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials, which include our Proxy Statement, proxy card and Annual Report, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one or unless you have previously made a permanent election to receive these materials in hard copy. The Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials and how you may submit your proxy to vote your shares, including via the Internet.

        Common Stock voted by telephone or by Internet by 11:59 p.m. Eastern time on June 11, 2010, as instructed in the Notice of Internet Availability of Proxy Materials, or by proxies in the accompanying form which are properly executed and returned to us, will be voted at the Annual Meeting in accordance with the stockholder's instructions contained therein. In the absence of contrary instructions, Common Stock represented by such proxies will be voted:

  1.
  FOR the election of the three Class II Directors who have been nominated to serve on our Board;

  2.
  FOR the approval of the material terms of the performance criteria for executive incentive compensation; and

  3.
  FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending January 29, 2011.

        We are not aware of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and accompanying Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

        Any stockholder has the right to revoke his or her proxy at any time before it is voted by (i) delivering a written notice of revocation to us at our principal executive office at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary, (ii) delivering a duly executed proxy bearing a later date (including via telephone or Internet vote) or (iii) attending the meeting and voting in person.

        The election of the Class II Directors shall be determined by a plurality of the votes cast.

        The approval of Proposals 2 and 3 shall be determined by the affirmative vote of a majority of the votes cast by the stockholders who are present in person or represented by proxy who are entitled to vote at the Annual Meeting.

        Abstentions are treated as shares present and entitled to vote for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

        If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion only on Item 3 on the proxy card. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Item 1 (the election of directors) and Item 2 (performance criteria for executive incentive compensation), your shares will not be voted on those matters.

        All votes will be tabulated by the appointed Inspector of Election. The Inspector of Election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

        We will bear the entire cost of proxy solicitation. Proxies will be solicited principally through the use of the mail, but, if deemed desirable, may be solicited personally or by telephone or special letter by our officers and other employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock. Such persons may be reimbursed for their expenses. We have engaged BNY Mellon Shareowner Services to assist in soliciting proxies, which it may solicit by telephone or in person. We anticipate paying BNY Mellon Shareowner Services a fee of $6,500, plus expenses.

 PROPOSAL 1

ELECTION OF DIRECTORS

        Each member of the Board is assigned to one of three classes. One class is elected at each successive Annual Meeting to hold office for a three-year term and until successors of such class have been qualified and elected. Currently, the Board consists of nine directors, seven of whom are independent as defined by the rules of The Nasdaq Stock Market ("NASDAQ"). The term of the Class II directors will expire at this Annual Meeting. The current Class II nominees to the Board are set forth below. If elected, the Class II nominees' terms will expire at the 2013 Annual Stockholders Meeting.

        The proxy holders intend to vote all proxies received by them for the nominees for director listed below. Proxies may not be voted for a greater number of persons than the number of nominees named below. In the event that any other director is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable to serve or intends to decline to serve as a director.

        The Board recommends that stockholders vote FOR the nominees listed below:

Name	Principal Occupation	Director Since	Age
James R. Alexander	President of Alexander & Co., LLC	2000 Previously 1994-1998	67
Jerry Gramaglia	Former Partner for Arrowpath Venture Partners	2004	54
Kay Isaacson-Leibowitz	Former Executive Vice President of Victoria's Secret Beauty Niches	2005	63

        James R. Alexander has served as a director since March 2000, as well as a member of the Audit Committee since July 2000, as a member of the Compensation Committee since November 2002, and as the Compensation Committee Chairman since June 2004. Mr. Alexander had previously served as a director, as well as Chairman of the Compensation Committee, from 1994 to 1998, when he declined to stand for re-election due to other professional obligations. Mr. Alexander has been an independent catalog consultant for over 30 years, serving a variety of mail order retailers of apparel, gifts and home decor. Mr. Alexander is Founder and President of Alexander & Co., LLC, a direct marketing and retail consulting firm.

        Mr. Alexander brings to the Board over 40 years of experience as an advisor to direct marketing and specialty retail businesses. Additionally, through his industry involvement and tenure as chair of our Compensation Committee, Mr. Alexander possesses a wealth of knowledge about compensation trends and best practices.

        Jerry Gramaglia has served as a director since June 2004 and currently serves on the Compensation Committee and the Succession Planning and Management Development Committee, as well as serving on the Nominating and Corporate Governance Committee from June 2004 to June 2007. From May 2002 to March 2008, Mr. Gramaglia served as Entrepreneur-in-Residence and then Partner for Arrowpath Venture Partners, a Silicon Valley based venture capital firm. From June 1998 to May 2002, Mr. Gramaglia served as Chief Marketing Officer and then as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia began his career at Procter & Gamble and later held marketing and general management positions for Nestle, PepsiCo, Imasco and Sprint. Mr. Gramaglia has also served on the Board of Acxiom Corporation, a leading provider of marketing data, services and technology, since August 2009, as well as on the compensation committee.

        Mr. Gramaglia contributes valuable insight to the Board as a former public company executive with experience in general management, consumer marketing, branding and eCommerce, as well as a strong working knowledge of current technology practices.

        Kay Isaacson-Leibowitz has served as a director since February 2005 and currently serves on the Compensation Committee and as Chairman of the Succession Planning & Management Development Committee. Ms. Isaacson-Leibowitz served as Executive Vice President of Victoria's Secret Beauty Niches from July 2003 to August 2005. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria's Secret Stores. From 1994 to 1995, Ms. Isaacson-Leibowitz served as acting President and Senior Vice President of Merchandising for Banana Republic. Ms. Isaacson-Leibowitz has served as a board member of Guess?, Inc. since July 2006 and serves on the compensation committee, audit committee and nominating committee. Ms. Isaacson-Leibowitz also served as Chairman of the Advisory Board for City University of New York Honors College and is a co-founder and board member for World of Children, serving as Chairman of its Nominating Committee.

        As a former merchandising executive in the fashion and apparel industry, and as a member of the board of directors of another public apparel retailer, Ms. Isaacson-Liebowitz has significant industry expertise and management experience.

Directors Not Standing for Election

        Directors who are not standing for election at this year's Annual Meeting are set forth below:

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Curt Hecker	President and Chief Executive Officer, Intermountain Community Bancorp	1995	Class I 2011	49
Georgia Shonk Simmons	President and Chief Merchandising Officer of Coldwater Creek	2001	Class I 2011	58
Michael J. Potter	Former Chairman of the Board of Directors and Chief Executive Officer of Big Lots, Inc.	2007	Class I 2011	48
Dennis C. Pence	Chairman of the Board of Directors, President and Chief Executive Officer of Coldwater Creek	1988	Class III 2012	60
Robert H. McCall	Former President, McCall & Landwehr, P.A.	1994	Class III 2012	64
Frank M. Lesher	Former Executive Vice President, General Counsel & Secretary of the Board for Sony Electronics, Inc.	2007	Class III 2012	61

        Curt Hecker has served as a director since August 1995, as well as a member of the Audit Committee from August 1995 to September 2007, as a member of the Executive Committee since July 2001, as Chairman of the Nominating and Corporate Governance Committee since June 2004 and as a member of that Committee since April 2004. Since October 1997, Mr. Hecker has served as President, Chief Executive Officer and a board member of publicly held Intermountain Community Bancorp as well as Chief Executive Officer and a board member of Panhandle State Bank, Intermountain Community Bancorp's wholly-owned subsidiary. From August 1995 to October 2001, Mr. Hecker also served as President of Panhandle State Bank. Prior to joining Panhandle State Bank, Mr. Hecker held various management positions with West One Bank.

        As the Chief Executive Officer of a public bank holding company, Mr. Hecker has demonstrated leadership experience, as well as particular expertise in the areas of finance, strategic planning, governance and general management. Additionally, as one of our longest tenured directors, Mr. Hecker possesses great institutional knowledge about our company.

        Georgia Shonk Simmons has served as a director since January 2001. Since September 26, 2002, Ms. Shonk Simmons has served as our President and Chief Merchandising Officer. From January 1, 2001 to September 25, 2002, Ms. Shonk Simmons served as our President and Chief Executive Officer. From April 1999 to December 2000, Ms. Shonk Simmons served as President of our Catalog & Retail Sales Division. Ms. Shonk Simmons joined us as Chief Merchant and Vice President of Merchandising in June 1998. From 1994 to 1998, Ms. Shonk Simmons was Executive Vice President of the Newport News Catalog Division of Spiegel, Inc., a publicly held, international retailer. Prior to that, from 1981 to 1994, Ms. Shonk Simmons held a number of other positions of increasing responsibility with Spiegel, including Vice President of Merchandising for Spiegel Catalog beginning in 1991. Prior to joining Spiegel, Ms. Shonk Simmons held various buyer positions with Lytton's, Carson Pirie Scott and Hahne's.

        Having served as our Chief Merchandising Officer for more than ten years, Ms. Shonk Simmons brings to the Board a valued perspective about our customer, our brand and our products.

        Michael J. Potter has served as a director since June 2007, as Chairman of the Audit Committee since June 2009 and has served as a member of the Audit Committee since September 2007. Mr. Potter served as the Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as the Chief Executive Officer, Mr. Potter served in various capacities at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter also serves on the Board of Blue Nile, Inc., a leading online retailer of certified diamonds and jewelry, as well as Newegg, Inc., a leading e-commerce retailer of information technology products and consumer electronics. Mr. Potter serves on the compensation and audit committees for both companies, as well as Chairman of the compensation and audit committees of Newegg, Inc.

        As a former chief executive officer and former chief financial officer of a public retail company, and as a director of two other companies, Mr. Potter has proven leadership capability and an intimate knowledge of the complex operational and financial issues facing an organization such as ours.

        Dennis C. Pence co-founded Coldwater Creek in 1984, and has served as a director since our incorporation in 1988, serving as the Board's Chairman since July 1999 and as its Vice-Chairman prior to that. Mr. Pence has served as our Chief Executive Officer since September 2009, and previously from September 2002 through October 2007 and from 1984 through December 2000. From June 2002 to September 2002, he provided us with his executive management services. From January 2002 to June 2002, Mr. Pence served as our Interim Chief Financial Officer and Treasurer. From January 2001 to January 2002, Mr. Pence was semi-retired. Mr. Pence has also served as Chairman of the Executive Committee since its formation in May 2000, a member of the Succession Planning and Management Development Committee since November 2007, and as Secretary from July 1998 to February 2009. From 1984 through 2000, Mr. Pence also served as our President. From April 1999 to December 2000, he was also the President of our Internet Commerce Division. Prior to co-founding Coldwater Creek, Mr. Pence was employed by Sony Corp. of America, a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, from 1975 to 1983, where his final position was National Marketing Manager—Consumer Video Products.

        As our founder, Chairman and Chief Executive Officer, Mr. Pence has extensive knowledge of all aspects of our business which, combined with his vision and strong leadership skills, position him well to continue to lead our company.

        Robert H. McCall, a Certified Public Accountant, has served as director since 1994, as well as a member of the Audit Committee since February 1995, as Chairman of the Audit Committee from February 1995 to June 2009 and as a member of the Nominating and Corporate Governance Committee since April 2004. Mr. McCall has also served as a member of the Executive Committee since its formation in May 2000. From February 1995 to July 2000, Mr. McCall also served as a member of the Compensation Committee. From 1981 until his retirement in November 2006, Mr. McCall was President of McCall & Landwehr, P.A., a certified public accounting firm.

        Mr. McCall brings to the board a wealth of financial, tax and accounting expertise, as well as general business, management and corporate governance expertise, gained through founding and operating his accounting firm. Mr. McCall, who is the longest tenured director, also possesses a depth of knowledge about our company through his years of Board service, including over fourteen years as chair of our Audit Committee.

        Frank M. Lesher has served as a director since February 2007 and currently serves on the Compensation Committee, Succession Planning and Management Development Committee, and the Nominating and Corporate Governance Committee. In July 2004, Mr. Lesher retired from Sony Electronics, Inc., a subsidiary of Sony Corporation, a publicly held manufacturer of audio, video, communication, and information technology products, where he served as Executive Vice President, General Counsel & Secretary, as well as chairing the corporation's environmental action, ethics and information privacy committees.

        Mr. Lesher, who is a lawyer and former general counsel, brings a valued legal perspective to the Board, including more than 30 years of executive experience in legal, government, trade affairs and corporate safety, as well as senior management experience.

CORPORATE GOVERNANCE

        The Board of Directors is our governing body. It is responsible for managing the affairs of the corporation. The Board's primary responsibilities, which it carries out directly and through committees of the Board, include: (a) selecting, evaluating and overseeing the performance of, and setting the compensation for, the Chief Executive Officer and our other senior executive officers, (b) planning for succession with respect to the position of Chief Executive Officer and monitoring our succession planning for other senior executive officers, (c) reviewing, and where appropriate, approving our strategic and operating plans, (d) overseeing the conduct of our business to evaluate whether the business is being managed and conducted in accordance with such plans, and (e) overseeing the process for maintaining the integrity of our financial statements and other public disclosures in accordance with applicable law and our codes of conduct. The Board has delegated the authority and responsibility of managing the day to day business to the executive officers. The Chief Executive Officer, working with the other executive officers, is responsible for managing the business in a manner consistent with any specific plans, instructions or directions of the Board, and for seeking the advice and approval of the Board or its various committees as appropriate.

Committees

        The Board has an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Succession Planning and Management Development Committee. The authority and responsibilities delegated to these committees are discussed below. The members of the Board as of the date of this Proxy Statement, and the committees on which they currently serve, are set forth in the following table:

Name	Executive Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Succession Planning and Management Development Committee
James R. Alexander		*	**
Jerry Gramaglia			*		*
Curt Hecker	*			**
Kay Isaacson-Leibowitz			*		**
Frank M. Lesher			*	*	*
Robert H. McCall	*	*		*
Dennis C. Pence	**				*
Michael J. Potter		**
Georgia Shonk Simmons

*
Member

**
Chairperson

        Executive Committee.    The Executive Committee is empowered to act in general for the entire Board in intervals between meetings of the Board, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary and all actions by the Executive Committee are reported to the Board. The Executive Committee also administers our 2006 Employee Stock Purchase Plan. The actions taken by the Executive Committee are binding and do not require ratification by the Board to be legally effective. The Executive Committee currently consists of Mr. Hecker, Mr. McCall and Mr. Pence (Chairman).

        Audit Committee.    The Audit Committee's primary responsibilities include the evaluation, appointment and oversight of our independent registered public accounting firm, the approval of all audit fees and all other compensation to be paid to the independent registered public accounting firm and of any non-audit services performed by our independent registered public accounting firm, the evaluation of the independence of our independent registered public accounting firm, the review and approval of the scope of audit activities performed by the independent registered public accounting firm, the review of accounting practices and internal controls and the review of audit results. The Audit Committee currently consists of Mr. Alexander, Mr. McCall and Mr. Potter (Chairman). The Board has determined that all Audit Committee members meet the independence requirements of the Securities and Exchange Commission ("SEC") and NASDAQ. The Board has also determined that Mr. McCall and Mr. Potter qualify as "audit committee financial experts" within the meaning of the applicable rules of the SEC.

        Compensation Committee.    The Compensation Committee is responsible for evaluating the performance of the Chief Executive Officer and reviewing and establishing the compensation structure for the executive officers, including salary rates, participation in incentive compensation and benefit plans and other forms of compensation, and administering our Amended and Restated Stock Option/Stock Issuance Plan. For executive officers other than himself, Mr. Griesemer, our former CEO participated in discussions regarding compensation levels and individual performance during his tenure as CEO. The Compensation Committee approved the goals, reviewed the performance and set the compensation for Mr. Griesemer. For executive officers other than himself, Mr. Pence, our current CEO, makes recommendations to the Compensation Committee regarding salary and target bonus levels, and provides his assessment of their individual performance. Mr. Pence's recommendations are occasionally adjusted by the Compensation Committee before approval. The Compensation Committee approves Mr. Pence's goals, reviews his performance and sets his compensation. At Mr. Pence's request, he receives a salary of $1 per year plus standard employee benefits. Additionally, Mr. Pence has requested that he not participate in any of the company's performance incentive plans and that he not receive any equity awards in connection with his service.

        For all areas of executive compensation, including equity compensation awards for Named Executive Officers (NEOs), the Compensation Committee seeks the input of outside compensation consultants. In 2009, the Compensation Committee used the services of Towers Watson as its compensation consultant, and Towers Watson assisted the Compensation Committee with assessing overall compensation levels, peer group analysis and compensation program design. The Compensation Committee meets with management from time to time to assist the Compensation Committee in its analysis of executive compensation. The Compensation Committee approves the compensation of all executive officers, which in 2009 included our NEOs, our Senior Vice President, Chief Strategy Officer and our Senior Vice President, Operations. The Compensation Committee currently consists of Mr. Alexander (Chairman), Mr. Gramaglia, Ms. Isaacson-Leibowitz and Mr. Lesher. The Board has determined that all of the Compensation Committee members meet the independence requirements of NASDAQ.

        Nominating and Corporate Governance Committee.    The principal functions of the Nominating and Corporate Governance Committee are to identify and evaluate individuals qualified to become Board members, recommend to the Board candidates for election or re-election to, or removal from, the Board, consider and make recommendations to the Board concerning the size and composition of the Board, consider from time to time the Board committee structure and makeup, and recommend to the Board retirement policies and procedures affecting Board members. The Nominating and Corporate Governance Committee makes recommendations to the full Board regarding compensation for non-employee directors, which compensation is approved by the full Board. Additionally, this committee assists the Board in its oversight responsibilities relating to corporate governance matters. The Nominating and Corporate Governance Committee currently consists of Mr. Hecker (Chairman), Mr. Lesher and Mr. McCall. The Board has determined that all of the Nominating and Corporate Governance Committee members meet the independence requirements of NASDAQ. The Nominating and Corporate Governance Committee considers Board candidates identified by its members, by other Board members or management, by stockholders and by other external sources, as described below in the section entitled "Stockholder Proposals for Next Year's Annual Meeting."

        Succession Planning and Management Development Committee.    The Succession Planning and Management Development Committee assists the Board in fulfilling its oversight responsibilities relating to the development and succession of our senior executives, including making recommendations to the Board about succession planning in the event of an emergency or the retirement of the Chief Executive Officer (CEO), reviewing management's succession plan for our executive officers, other than the CEO, including management's assessment of internal candidates for eventual promotion to executive positions, and reviewing and making recommendations regarding management's plan for assessing and enhancing the competencies of the executive officers. The Succession Planning and Management Development Committee currently consists of Mr. Gramaglia, Ms. Isaacson-Leibowitz (Chair), Mr. Lesher, and Mr. Pence.

Board Committee Charters

        The Charters of the Audit Committee, the Executive Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Succession Planning and Management Development Committee are available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

Board Leadership Structure and Role in Risk Oversight

        Mr. Pence currently serves as both our Chief Executive Officer and Chairman of the Board. At present, our Board believes that it is in the Company's best interests for the CEO to also serve as Chairman of the Board. The Board believes that this leadership structure enables the Board to conduct its business in the most effective and efficient manner. The Board retains the authority to modify this structure as it deems appropriate.

        In October 2008, the Nominating and Corporate Governance Committee recommended and the Board approved the appointment of a Presiding Director. The Presiding Director is responsible for coordinating, developing the agenda and moderating executive sessions of our independent directors. The Presiding Director also acts as the principal liaison for communicating with the Chairman of the Board any comments or suggestions of the independent directors regarding the board meeting agenda, as well as any other issues raised by the independent directors. The Presiding Director may be assigned other duties from time to time as deemed appropriate by the independent directors.

        The position of Presiding Director rotates among the chairs of the Audit, Compensation, Nominating and Corporate Governance, and Succession Planning and Management Development Committees. Responsibilities pass to the next director upon completion of each scheduled in-person meeting of the full board, such that no individual is expected to serve as Presiding Director for more than one term during any fiscal year.

        Our Board is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with management while the committees of the Board and the Board as a whole participate in the oversight process. The Board regularly receives reports from executive management regarding specific aspects of risk management.

Director Independence

        The Board has determined that seven of the nine directors who currently serve on the Board, including all three of the directors standing for re-election, are "independent" within the meaning of NASDAQ rules. These directors are Mr. Alexander, Mr. Gramaglia, Mr. Hecker, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall and Mr. Potter. In addition, the Board has determined that each member of the Board's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent as required by the rules of the SEC and NASDAQ.

        In connection with these independence determinations, the Board considered all of the relationships between each director and us, including those relationships not required to be disclosed by the rules of the SEC, including in particular the following relationship:

        Mr. McCall's daughter worked as a graphic designer for Coldwater Creek at our headquarters in Sandpoint, Idaho until September 2008 and then as a third party consultant intermittently from November 2008 through October 2009. The Board considered her salary and position within the company and the fees of less than $8,000 she earned as a consultant and determined that her employment and consulting services did not impair Mr. McCall's independence.

Board and Committee Meetings

        The Board held 10 meetings during fiscal 2009. In addition, executive sessions of the independent directors without management present were held regularly throughout fiscal 2009 to discuss relevant subjects. The Executive Committee held two meetings during fiscal 2009. The Audit Committee held 15 meetings during fiscal 2009. The Compensation Committee held 15 meetings during fiscal 2009. The Nominating and Corporate Governance Committee held three meetings during fiscal 2009. The Succession Planning and Management Development Committee held four meetings during fiscal 2009.

All of the directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during 2009.

        It is our policy that all directors attend our Annual Meeting, except directors whose terms are expiring at that Annual Meeting and who are not standing for re-election. All continuing directors attended the 2009 Annual Meeting of Stockholders, and it is anticipated that all directors will attend the 2010 Annual Meeting.

Codes of Conduct

        We have adopted a Code of Business Conduct and Ethics for the members of our Board. A copy of this Code of Business Conduct and Ethics is available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to or waivers of this Code of Business Conduct and Ethics will also be posted on http://www.coldwatercreek.com.

        We have adopted a Code of Ethics for our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. A copy of this Code of Ethics is available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to and any waiver of this Code of Ethics that applies to our Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer will also be posted on http://www.coldwatercreek.com.

        Our Code of Business Conduct applicable to all of our employees is also available on the Investor Relations portion of our website at http://www.coldwatercreek.com. Any future amendments to this Code of Business Conduct will also be posted on http://www.coldwatercreek.com.

Corporate Governance Guidelines

        On the recommendation of the Nominating and Corporate Governance Committee, the Board adopted the Coldwater Creek Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, Board size, composition and independence, selection of new Board members and Board qualifications, director education and evaluation, Board tenure and limits on other Board memberships, access to senior management, the use of independent advisors, share ownership guidelines, the role of standing Board committees, Board and committee meetings, meeting attendance, schedules and agendas, meetings of independent directors, director compensation, Board leadership, succession planning, adherence to the code of business conduct and ethics, communications with stockholders, and Board attendance at annual meetings of stockholders. The Corporate Governance Guidelines are available on the Investor Relations section of our website located at http://www.coldwatercreek.com.

Share Ownership Guidelines

        In December 2008, we adopted minimum stock ownership guidelines for our directors and executive officers to more closely link their interests with the interests of our stockholders and to encourage a long-term perspective in managing our business. Each non-management director should hold stock of the Company worth at least three times the annual base retainer in effect on the date the guidelines were adopted (or upon being appointed as a director, if later). Similarly, each executive officer is required to own stock of the Company having a value equal to a multiple of the executive's base salary on the date the guidelines were adopted (or upon being appointed as an executive officer, if later). The salary multiple is 3.0 for Ms. Shonk Simmons, and 2.0 for each Senior Vice President. Alternatively, the directors and executives may satisfy the stock ownership guidelines based on owning a minimum number of shares, thereby allowing for volatility in the stock price. These alternative stock ownership requirements are 15,000 shares for the directors, 180,000 shares for Ms. Shonk Simmons and 70,000 shares for each Senior Vice President. Directors and Senior Vice Presidents have five years from the date the guidelines were adopted, or the date of appointment as a director or a Senior Vice President, if later, to reach the share ownership levels.

Stockholder Communications with the Board

        Stockholders and other interested parties may contact the Board, or any member of the Board, at the following address:

  Coldwater Creek Board of Directors
  c/o Coldwater Creek Inc.
  One Coldwater Creek Drive
  Sandpoint, ID 83864

Or by e-mail at ContactBoardofDirectors@thecreek.com

        Information about the procedures for contacting the Board is available on the Investor Relations portion of our website at http://www.coldwatercreek.com.

        Information on our website is not incorporated by reference into this Proxy Statement.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

        Stockholder proposals intended to be considered for inclusion in next year's Proxy Statement for the 2011 Annual Meeting of Stockholders must be received by us no later than December 31, 2010. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in our bylaws. For proposals not intended to be submitted for inclusion in next year's Proxy Statement, but sought to be presented at the next Annual Meeting, our bylaws provide that stockholder proposals, including director nominations, must be received by us no later than the close of the 60th day nor earlier than the close of the 90th day prior to the first anniversary of the prior year's Annual Meeting. We have additional requirements for stockholder nominations to the Board, as described below. In addition, proxies to be solicited by the Board for the 2011 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than April 13, 2011. All stockholder proposals must be in writing and mailed to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary.

        Stockholder Nominations for Director.    Stockholders may recommend candidates for nomination to the Board for consideration by the Nominating and Corporate Governance Committee by submitting in writing the names and required supporting information described below to our principal executive offices at One Coldwater Creek Drive, Sandpoint, Idaho 83864, Attention: Corporate Secretary.

        Such recommendation must include the following information:

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  Information regarding the stockholder making the proposal, including name, address, and number of shares of Common Stock beneficially owned by such person;

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  As more particularly set forth in our bylaws, the name, address, and number of shares of Common Stock beneficially owned by the stockholder and any beneficial owner on whose behalf a stockholder is acting, and a description of: (i) any agreements, arrangements or understandings between the stockholder, any such beneficial owner and their respective affiliates, and any other stockholder known to be supporting the proposal; (ii) derivative securities of any kind, whether settled in cash or in stock, directly or indirectly owned by the proponent stockholder or beneficial owner; and (iii) any agreements, arrangements or understandings entered into or made by or on behalf of the proponent stockholder or beneficial owner, the effect or intent of which is to mitigate loss to or manage the risk of stock price changes for, or to increase the voting power of, the stockholder or beneficial owner;

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  A representation that the stockholder will update the information in the preceding paragraph as of the record date promptly following the later of the record date or public announcement of the record date;

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  A representation whether the stockholder or the beneficial owner, or the group of which it is a part, intends to deliver a proxy statement and/or form of proxy or otherwise to solicit proxies from stockholders in support of the proposal or nomination and that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting;

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  A representation that the stockholder or the stockholder's nominee is entitled to vote at the meeting at which directors will be elected, and that the stockholder or the stockholder's designee intends to cast its vote for the election of the director, if nominated;

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  Any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, by Regulation 14A under the 1934 Act; and

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  The name, business address and residence of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules, including, but not limited to:

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  A copy of the nominee's resume;

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  Biographical information for the last five years, including directorships and principal occupation or employment of such person;

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  Date of birth;

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  A list of references;

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  A description of any relationship, arrangement or understanding between the stockholder and the nominee and any other person (including names) pursuant to which the nomination is being made;

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  A description of any direct or indirect relationship, arrangement or understanding between the stockholder or the nominee and us; and

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  The consent of each such nominee to be named in the Proxy Statement and to serve as a director if elected.

        If a stockholder does not update the required information as of the record date in accordance with the bylaws, or if the stockholder does not appear at the meeting to present the stockholder nominee, the stockholder nominee will be disregarded, even if proxies in respect of the stockholder nominee may have been received.

        Following verification of information submitted in support of a nomination, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of the candidate pursuant to the director qualification criteria for director nominations described below. The Nominating and Corporate Governance Committee screens and evaluates potential candidates in substantially the same manner regardless of the source of the recommendation.

        Qualification Criteria for Director Nominations.    The Nominating and Corporate Governance Committee identifies, evaluates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Potential candidates will be identified from a number of sources, including current Board members, employees, stockholders, third-party search firms and other interested parties, as appropriate. The Nominating and Corporate Governance Committee is not required to nominate candidates who are recommended by stockholders, employees or other interested parties. Candidates nominated for election or re-election to the Board should possess the following qualifications:

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  The highest professional and personal ethics and values, consistent with our image and reputation;

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  High-level leadership experience in business and administrative functions with an ability to understand business problems and evaluate and formulate solutions;

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  Industry-related and other special expertise and skills that are relevant to us and complementary to the background and experience of other Board members;

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  Ability to devote the time necessary to carry out the duties and responsibilities of Board membership, taking into consideration the individual's occupation and other commitments, such as directorships on other boards;

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  Willingness to be an active, objective and constructive participant at meetings of the Board and its committees;

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  Commitment to serve on the Board over a period of several years to develop knowledge about our business;

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  Commitment to enhancing stockholder value and representing the best interests of all stockholders and to objectively evaluate management performance; and

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  The majority of directors on the Board should be "independent," not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent all of our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal 2009, the Compensation Committee consisted of James R. Alexander (Chairman), Jerry Gramaglia, Kay Isaacson-Leibowitz and Frank Lesher. None of the individuals serving on the Compensation Committee during fiscal year 2009 was an officer or employee of Coldwater Creek during fiscal year 2009, was an officer of the company prior to fiscal 2009 or had any relationship required to be disclosed by the rules of the SEC.

 AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED JANUARY 30, 2010

        The information contained in this report shall not be deemed to be soliciting material or filed with the SEC, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act, and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

        The Board's Audit Committee is comprised solely of independent directors, as defined by the rules of NASDAQ and the SEC. During fiscal 2009, the members of the committee included James R. Alexander, Robert H. McCall and Michael J. Potter (Chairman). The Audit Committee met 15 times during the fiscal year ended January 30, 2010.

        The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee reviews the charter and assesses its adequacy annually. The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm for the fiscal year ended January 30, 2010, Deloitte, was responsible for performing an independent audit of the Company's consolidated financial statements as of and for the fiscal year ended January 30, 2010 in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. Deloitte, as well as the Company's internal auditor, each has full access to the Committee and regularly meets with the Committee without management being present to discuss appropriate matters.

        Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its discussion with Deloitte regarding its independence and receipt from Deloitte of written disclosures regarding its independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other matters, the Audit Committee recommended to the Board that the audited consolidated financial statements as of and for the fiscal year ended January 30, 2010 be included in the Company's Annual Report on Form 10-K for such fiscal year for filing with the SEC.

FROM THE MEMBERS
OF THE AUDIT COMMITTEE
James R. Alexander
Robert H. McCall
Michael J. Potter (Chair)

 COMPENSATION DISCUSSION AND ANALYSIS

        This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided in 2009 for our principal executive officer, principal financial officer and the other individuals identified in the summary compensation table included in this proxy statement. We refer to these individuals as our named executive officers, or NEOs.

Objectives of Our Compensation Program

        Our Board's Compensation Committee has responsibility for reviewing and approving compensation for our NEOs. The compensation program for our NEOs is designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. During the past few years our business has changed significantly and we have made substantial adjustments in executive compensation in an attempt to respond to those changes. In considering executive compensation, like most companies, we consider such factors as competition for executive talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our stockholders, and fairness, both internally and externally. There are other factors specific to us that weigh heavily into our NEO compensation decisions, such as the following:

        Economic environment.    During 2009 we continued to operate in challenging macroeconomic conditions, which were evidenced in our business by a highly competitive retail selling environment and low retail store traffic levels. These conditions, which have continued into the first quarter of fiscal 2010, had a negative impact on our revenues, gross margins, operating cash flows and earnings in fiscal years 2009 and 2008. We believe these conditions will continue throughout fiscal 2010 and for the foreseeable future. Our 2009 compensation decisions were heavily influenced again by macroeconomic conditions, as well as the Company's own performance and outlook, and were made with an eye toward balancing fiscal conservatism with concerns of employee morale and retention.

        Intense competition for management talent within the retail industry.    Like any company, we strive to recruit top talent at all levels of our organization. Certain areas of our retail business, however, are especially prone to intense competition, most notably merchandising and retail operations. Within these areas we have seen extensive movement of management-level personnel between our competitors, and we believe competitors and recruiters regularly contact our own executives regarding other opportunities. As a relatively new participant in the retail market, we may on occasion find it necessary to exceed the total compensation offered by more established retail competitors.

        Peer group data.    To ensure our compensation is competitive, we rely on analyses of peer data, and we generally strive to achieve total compensation for our NEOs between the 50th and 75th percentile of our peer group. In doing so, we target base salary at the 50th percentile, subject to increase based on individual performance and other factors, while providing our executives substantial opportunity to exceed the 75th percentile in total compensation based on performance through our annual incentive program and equity award grants. In setting 2009 NEO compensation, we considered data collected by Towers Watson, our compensation consultant, regarding our peer companies, as identified by our Compensation Committee. These companies included American Eagle Outfitters, Ann Taylor, bebe stores, Chico's, Christopher & Banks, Coach, Dress Barn, Guess?, Gymboree, J. Crew, Jos. A. Bank, Talbots and Urban Outfitters. In selecting this peer group, we focused primarily on clothing retailers with revenues and market capitalization similar to our own. This peer group included some of our direct competitors in the women's apparel retail business, as well as specialty apparel retailers that do not cater to our target customer. We included these specialty apparel companies based primarily on their store base and similar growth strategies, as we believe our competition for top talent extends beyond our direct competitors.

        Substantial growth in operations with small executive team.    Our NEOs are executing our growth strategy and we believe their compensation should be commensurate with a growth-oriented business. Almost every aspect of our business has grown substantially over the past five years, and our senior team, which has not increased significantly in size during that period, is managing a changing and increasingly complex business. We believe the demands on our executives, and the risks associated with a growth-oriented business like ours, are greater than these individuals would encounter in a mature business. We strive to recognize these demands by compensating NEOs for the increased demands and risks, such as through annual awards of stock options.

        Our headquarters location.    All of our NEOs are based in Sandpoint, Idaho. We believe Sandpoint provides an attractive community for our headquarter employees to work and live, with its abundant outdoor activities and natural setting. Nevertheless, Sandpoint is also a small, rural community and represents a major relocation for substantially all of our key hires, the majority of whom must be recruited from major metropolitan areas. Moreover, Sandpoint is a popular vacation home and retirement destination, and prices for premium real estate in the Sandpoint area continue to approach or even exceed those in many major suburban areas. To attract and retain the talent we need, we therefore endeavor to compensate our executives above peer averages, with a level of assured cash compensation that will allow them to maintain an attractive lifestyle in Sandpoint.

        For all areas of executive compensation, including equity compensation awards for NEOs, the Compensation Committee seeks the input of outside compensation consultants. In 2009, the Compensation Committee used the services of Towers Watson as its compensation consultant, and Towers Watson assisted the Compensation Committee with assessing overall compensation levels, peer group analysis and compensation program design for 2009. The Compensation Committee meets regularly with management to assist the Compensation Committee in its analysis of executive compensation. The Compensation Committee approves the compensation of all executive officers. For executive officers other than himself, Mr. Griesemer, our former CEO participated in discussions regarding compensation levels and individual performance during his tenure as CEO. Our Compensation Committee approved the goals, reviewed the performance and set the compensation for Mr. Griesemer. For executive officers other than himself, Mr. Pence, our current CEO, makes recommendations to our Compensation Committee regarding salary and target bonus levels, and provides his assessment of their individual performance. Our Compensation Committee approves Mr. Pence's goals, reviews his performance and approves his compensation.

Elements of Our Compensation Program

        Salary.    We believe base salary is the key compensation-related reference point for individuals considering an employment change and that we must offer base salaries competitive with those of our peer companies in larger markets. Our peer group analysis therefore serves as a starting point in setting salaries for our executives, and in all cases we initially target a base salary for executives at the 50th percentile of our peer group, recognizing that titles and levels of responsibility vary greatly from company to company. Beyond peer data, in setting salaries we also consider factors, such as:

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  Macroeconomic conditions and the Company's projected performance;

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  Historical, long-term individual performance;

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  Tenure with the Company;

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  Tenure in current role;

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  Retention concerns;

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  Contribution to Company growth; and

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  Industry experience

        An overriding concern for 2009 was the overall retail environment and outlook. In light of continued challenging economic conditions and as part of company-wide expense reduction initiatives, for fiscal 2009 the Compensation Committee approved reductions in the base salaries of the Company's executive officers, as well as of other members of senior management. Effective February 1, 2009, the base salaries of Mr. Griesemer, Ms. Shonk Simmons, Mr. Moen, and Mr. Martin were reduced by 15% for all of fiscal 2009. Although we did not make overall salary increases for our executives in 2009, the salaries of Messrs. Hayes and Moen were adjusted based on their assuming additional responsibilities during the year. The base salary of Mr. Hayes, who serves as our General Counsel, was increased to $450,000 in connection with his assumption of additional responsibility for directing the Company's human resources department. Mr. Hayes' base salary was increased to $500,000 when he assumed the additional responsibility of serving as interim Chief Financial Officer. Mr. Moen's salary was increased to $400,000 in recognition of his dual role as Senior Vice President—Marketing and Chief Information Officer.

        In September 2009, Mr. Pence, who co-founded the Company in Sandpoint more than twenty years ago, returned as our CEO. While our Compensation Committee recognizes that Mr. Pence devotes long hours to managing and providing strategic direction to the business, at Mr. Pence's request he receives a salary of $1 per year plus standard employee benefits. Additionally, at his request, Mr. Pence does not participate in the Company's performance incentive plan and has not received any equity awards in connection with his service.

        Incentive Award Program.    In years past, our NEOs have participated in our annual incentive award program, a cash-based, pay-for-performance incentive plan, pursuant to which bonuses were awarded based on the Company's operating results before interest and taxes (EBIT), as well as individual performance. In light of economic conditions and the Company's performance outlook, the Compensation Committee did not establish an annual award program for fiscal 2009. Our Compensation Committee has determined to re-establish the annual incentive award program for fiscal 2010. The 2010 program is based on a combination of EBIT goals and individual performance. Under the 2010 program, bonus targets expressed as a percentage of salary, range from 22.5% to 33.75% for current executive officers who are eligible to receive a bonus, except for Mr. Larson who participates in a plan designed for accounting and finance, which places more emphasis on individual performance. The accounting and finance bonus program is designed to lessen the correlation between accounting personnel bonus payouts and the Company's operating results.

        We do not have a policy regarding return of incentive compensation in the event financial results are restated. Our policy is to address this situation on a case-by-case basis, considering issues such as the magnitude of the restatement and the materiality of the overpayment from the standpoint of both the Company and the individual, as well as other facts and circumstances surrounding the restatement, including motivational concerns and issues of fairness to our employees.

        Retention Bonus Program.    Historically, as a means of promoting long-term retention we used cash bonus retention agreements, pursuant to which the NEO would receive an agreed-upon lump sum payment of cash upon the completion of three years of service from the grant date, subject to individual and Company performance conditions, as described below under "Retention Bonus Program." We no longer issue these cash-based awards to our NEOs as we believe restricted stock units, or RSUs, are better aligned with our goal of rewarding performance by allowing the NEO to receive the benefit of increases in our share value over the vesting term.

        Equity Compensation.    Our equity compensation strategy seeks to allow our NEOs to participate in the Company's long-term success and encourage retention, while being mindful of the dilutive impact of equity compensation on our other stockholders. We have an annual equity grant program of awarding to our senior executives both RSUs and stock options. Our practice is to determine the dollar amount of equity compensation that we want to provide based on a total compensation analysis, considering the mix of current and long-term cash and equity compensation, and to grant a combination of RSUs and stock options with an aggregate value on the date of grant equal to that amount. As a percentage of base salary, the total award amounts ranged from approximately 35% to 116% for fiscal 2009. For RSUs, we determine the number of shares to be awarded based upon the closing price of our stock on the grant date. We employed the Black-Scholes model to determine the value of the option grants, using the same assumptions we use for financial accounting purposes. In recent years we have apportioned the awards by value such that approximately 60% of each NEO's annual award is made in the form of stock options and 40% is made in RSUs. While the Compensation Committee believes that both stock options and RSUs play an important role in encouraging retention and long term performance, the Committee believes that stock options more closely align management interests with the creation of stockholder value.

        In establishing award levels for NEOs, we do not consider the equity ownership levels of the recipients, prior awards that are fully vested or amounts realized by the NEOs for previous awards. It is our belief that competitors who might try to recruit and hire our employees would offer new equity awards to our employees without regard to the value of any prior awards made by us. This concern is even greater given current macroeconomic conditions and the significant decrease in the market prices of most peer company stocks, which would allow them to offer equity awards with substantial upside potential. Accordingly, to remain competitive we do not reduce current award levels for amounts already realized or realizable by our NEOs.

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  Restricted Stock Unit Awards.  In prior years, the RSUs have vested in full three years after grant date, subject only to the NEO's achievement of individual performance ratings at the level of "meets expectations" throughout the vesting period. The "meets expectations" level is regarded as a minimal requirement. As such, we viewed these awards as essentially time-vested, serving as our primary long-term retention device for senior executives.

    While the 2009 RSU awards were subject to three-year time vesting, they were also made subject to Company performance goals for the third and fourth quarters of fiscal 2009 relative to the following criteria: operating income exceeding approximately $12 million; comparable store sales growth at or above the 50th percentile of our peer group; and stock price growth at or above the 50th percentile of our peer group. For each performance goal satisfied, one-third of the shares underlying the restricted stock unit awards would be issuable. If a performance goal were not to be satisfied, one-third of the shares underlying the restricted stock unit awards associated with that goal would be forfeited. Our decision to incorporate performance vesting into the 2009 awards was based on our consideration of the Company's recent performance versus peers and a desire to better align this element of compensation with performance, as well as our perception of emerging best practices.

    Operating income was chosen as a performance goal as we believe this is the primary means by which investors measure a company's performance, particularly a company such as ours, which has incurred recent losses. The operating income target was set based on consideration of the Company's business plan for the second half of 2009. In consideration of the Company's recent declines in comparable store sales and its business plan for the second half of 2009, we chose comparable store sales growth as a performance goal, although we applied a relative measure given the unpredictable traffic levels and overall poor retail environment we and our peers experienced during the first half of 2009. Our final performance measure, stock price performance, was chosen based on its perceived importance to investors. We also chose to measure this performance measure on a relative basis, given the unpredictability of the stock market and its susceptibility to macroeconomic factors unrelated to our performance.

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  Stock Option Grants.  Accounting for stock-based compensation in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718,

    Compensation—Stock Compensation (FASB ASC TOPIC 718) makes granting stock options somewhat less attractive by requiring that we expense the fair value of the grant for financial accounting purposes. Although this accounting treatment is one of the factors we must consider in awarding options, it has not had a significant impact on our granting practices, since we believe stock options remain a highly valued component of the overall compensation package for management of a growth company such as ours and are the primary means by which our NEOs share in the Company's growth. We believe option awards will continue to be a major compensation-related factor in our ability to attract top talent. Our Compensation Committee believes annual awards to our NEOs encourage retention, because the recipient must remain employed with the Company during the four-year vesting period to receive the value of the award. Our Compensation Committee also believes stock options align the interests of management and our stockholders, since they are of no value to the NEO if our stock's value does not increase. For these reasons, our Compensation Committee considers stock options to be an important part of total compensation for our NEOs.

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  Option and RSU Grant Practices for NEOs.  Historically, the timing of our grants of stock options and RSUs has been based on internal, operational factors. We have not had a practice of "timing" our grant awards to give effect to the pending public release of material information, and any grants we may have made to NEOs in proximity to a release of earnings or other material information is coincidental. Nevertheless, in light of the media attention surrounding option grant practices, our Compensation Committee adopted a policy beginning in 2007 that annual long-term incentive awards will be made as of our annual meeting date, which occurs in mid-June. This policy does not apply to new hires and promotions of NEOs, for which we will endeavor to approve any new awards as soon as possible after the date of hire or promotion. We believe this policy allows us to consider prior year performance as well as recent peer group data in making annual awards.

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  Option and RSU Grant Practice for Non-Executives.  Mr. Pence, who serves as the sole member of a Secondary Committee, has authority to approve option grants and RSUs for non-executives, subject to guidelines established by the Board. These guidelines specify the manner and time at which pricing will be determined. Awards approved by the Secondary Committee may be awards for new hires and promotions, or discretionary awards, and are reported periodically to the Compensation Committee. The exercise price of all options granted to our employees is equal to the fair market value of our Common Stock on the date of grant, measured as the closing price of our Common Stock on the grant date as reported by NASDAQ.

        Share Ownership Guidelines.    In December 2008, we adopted share ownership guidelines that require our NEOs and other executive officers to maintain certain ownership levels of our common stock. A description of these guidelines is provided above under "Corporate Governance—Share Ownership Guidelines."

        Supplemental Executive Retirement Plan.    Our SERP provides monthly benefits upon retirement, death or disability and is designed to encourage retention for our most senior executives by providing for increased retirement benefits for each additional year of employment, subject to vesting conditions. We instituted this plan in 2005 after discussions with our senior team led us to conclude that it would be positively perceived as a long-term retention incentive. The only executive officer currently accruing benefits under the SERP is Ms. Shonk Simmons. Mr. Pence began receiving payments under the SERP in connection with his retirement in 2007. However, under the terms of the SERP, Mr. Pence's benefit payments suspended when he resumed his employment with the Company.

        Perquisites.    Most of the benefits we provide to our NEOs are made available to all of our other salaried employees on a non-discriminatory basis, and for this reason are not considered "perquisites." Benefits we provide on a non-discriminatory basis include our medical and dental insurance, life insurance, 401(k) plan, employee stock purchase plan and discounts on our products. Relocation benefits are also reimbursed but are individually negotiated when they occur. Members of senior management, including our NEOs, and their immediate family members are provided personal use of the Company's airport shuttle service at no cost to the executive. We also provide a gross up for the tax incurred by the executives for this service, which is considered a perquisite. On occasion we may permit family members of our NEOs to accompany them on business trips under our business jet fractional share program, subject to compliance with applicable tax regulations. However, we incur no incremental cost in this situation.

Change in Control and other Termination Events

Severance

        We have employment agreements with Ms. Shonk Simmons and Messrs. Hayes and Moen. Descriptions of these employment agreements are provided in the section below entitled "Payments and Entitlements upon Change in Control or other Termination Events" of this Proxy Statement. Prior to his departure from the Company, Mr. Griesemer had an employment agreement with terms substantially similar to those of Ms. Shonk Simmons' agreement. In connection with his departure, under his employment agreement, Mr. Griesemer received cash severance of approximately $2.0 million, as well as acceleration of his unvested equity awards and SERP benefit. Prior to his departure from the Company, Mr. Martin had an employment agreement with terms substantially similar to the agreements of Messrs. Hayes and Moen.

        Our primary consideration in entering into our executive employment agreements was to encourage long-term retention by providing a guaranteed level of financial protection upon loss of employment. We also considered the highly competitive market for executive level talent and the widespread use of employment agreements in our industry. We further believe that change in control severance provisions of the type incorporated in these agreements align executive and stockholder interests by enabling the executive to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive's own employment.

        Under each of the agreements, the executive is entitled to receive severance for various termination events, including departure for Good Reason or dismissal without Cause, regardless of the occurrence of a Change in Control (as those terms are defined under the agreements). With respect to severance upon a Change in Control, each executive's agreement requires a "double trigger"—a change in control followed by an involuntary loss of employment within one year thereafter. Additionally, under Ms. Shonk Simmons' agreement, for a period of 30 days commencing one year after a Change in Control, and without the occurrence of an additional event, Ms. Shonk Simmons has the right to terminate her employment (with or without any reason) and receive severance. We believe that the provision permitting Ms. Shonk Simmons to receive severance benefits upon her voluntary resignation following a Change in Control is important to ensure that she has a strong incentive not to voluntarily resign during the one-year period after a Change in Control.

        In general, the severance payment for Ms. Shonk Simmons is equal to two and one-half times annual salary as of the date of termination and is equal to two and one-half times the sum of the annual salary and the annual bonus amount at target level if the termination is within twelve months of a Change in Control. Ms. Shonk Simmons would also be entitled to health benefits for eighteen months, to accelerated vesting of all outstanding equity awards and to accelerated vesting of the payments she is eligible to receive under the SERP. The vesting of equity awards upon a termination other than within twelve months of a Change in Control that are subject to performance vesting requirements will only occur, however, to the extent the performance goals for any pending bonus period are subsequently determined to have been achieved. In addition, if Ms. Shonk Simmons'

employment is terminated as a result of permanent disability, she is entitled to receive her current monthly base salary for eighteen months following termination.

        The severance payment for Messrs. Hayes and Moen is equal to one and one-half times annual salary as of the date of termination and is equal to one and one-half times the sum of the annual salary and the annual bonus amount at target level if the termination is within twelve months of a Change in Control. Messrs. Hayes and Moen would also be entitled to health benefits for twelve months and to accelerated vesting of all outstanding equity awards. The vesting of equity awards upon a termination other than within twelve months of a Change in Control that are subject to performance vesting requirements will only occur, however, to the extent the performance goals for any pending bonus period are subsequently determined to have been achieved. In addition, if Mr. Hayes' or Mr. Moen's employment is terminated as a result of permanent disability, each is entitled to receive his then current monthly base salary for twelve months following termination.

Equity

        In general, upon a corporate transaction that involves the sale of all or substantially all of our assets or the transfer (including by merger or consolidation) of 50 percent or more of the voting power of our outstanding securities, all outstanding stock options and RSUs held by our employees, including our executives, will vest in full unless as part of the corporate transaction (a) the options are assumed by the acquiring entity or replaced with a comparable option for shares of stock of the acquiring entity, or (b) are replaced with a cash payout that preserves the spread existing on the unvested option at the time of the transaction and provides for the subsequent payout under the same vesting schedule. RSUs granted to our executives and other employees similarly vest in full upon a corporate transaction unless they are assumed by the acquiring entity. Each of the employment agreements provides for accelerated vesting of all outstanding equity awards in connection with certain terminations of employment, as described above.

SERP

        The vesting of accrued benefits under our SERP may be accelerated by the Board at its discretion in connection with a Change in Control, in which case all accrued benefits would accelerate and be payable in a lump sum equal to the actuarial equivalent value of the benefit (less any payments that had already been paid to the participant). In connection with certain terminations of employment, as described above, Ms. Shonk Simmons' employment agreement provides for accelerated vesting of future payments she is eligible to receive under the SERP.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors of Coldwater Creek Inc. oversees the Company's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

        In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and the Company's Proxy Statement to be filed in connection with the Company's 2010 Annual Meeting of Stockholders, each of which will be filed with the SEC.

COMPENSATION COMMITTEE
James R. Alexander (Chair)
Jerry Gramaglia
Kay Isaacson-Leibowitz
Frank Lesher

 Summary Compensation Table

        The following table sets forth certain information concerning compensation earned by our NEOs for fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)		Total ($)
Dennis C. Pence	2009		$1	—		—		—	—	—	(18)	$744	(7)	$745
Chairman of the Board of	2008	(19)	—	—		—		—	—	—		—		—
Directors, President and	2007		$738,462	—		—		—	—	$80,323		$5,914		$824,699
Chief Executive Officer(11)
John E. Hayes III	2009		$391,415	—		$11,670	(13)	$138,715	—	—		$38,889	(8)	$580,689
Senior Vice President, General Counsel and Interim Chief Financial Officer(12)
Georgia Shonk Simmons	2009		$510,000	—		$46,680	(14)	$328,860	—	$337,735		$771	(9)	$1,224,046
President and Chief	2008		$600,000	—		$364,200		$529,200	$118,125	$120,691		$12,909		$1,745,125
Merchandising Officer	2007		$600,000	—		$365,550		$589,050	—	$160,436		$11,827		$1,726,863
Dan Moen	2009		$303,385	—		$15,560	(15)	$199,020	—	—		$615		$518,580
Senior Vice President,	2008		$350,000	—		$121,400		$170,100	$41,563	—		$12,966		$696,029
Marketing and Chief	2007		$350,000	$225,000	(1)	$121,850		$196,350	—	—		$11,586		$904,786
Information Officer
Robert B. Larson	2009		$235,779	—		—		$31,900	—	—		$553		$268,232
Vice President and Chief Accounting Officer
Daniel Griesemer	2009		$437,865	—		$73,910	(16)	$520,695	—	$365,212		$2,031,719	(10)	$3,429,401
Former President and	2008		$725,000	—		$576,650		$831,600	$154,063	$109,243		$13,273		$2,409,829
Chief Executive Officer(11)	2007		$553,077	—		$396,310		$700,110	—	$84,627		$12,260		$1,746,384
Timothy Martin	2009		$236,493	—		$23,340	(17)	$164,430	—	—		$502		$424,765
Former Senior Vice	2008		$325,000	—		$151,750		$207,900	$30,875	—		$12,753		$728,278
President and Chief	2007		$301,923	—		$85,295		$210,245	—	—		$4,587		$602,050
Financial Officer(12)

(1)
Represents a retention bonus paid as described below under "Retention Bonus Program."

(2)
Amounts in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for RSUs granted in fiscal 2009 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010. For further information on these awards, see the Grants of Plan-Based Awards table. Prior year amounts have been restated to conform to the current year presentation of grant date fair value.

(3)
Amounts in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for stock options granted in fiscal 2009 and prior years under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010. For further information on these awards, see the Grants of Plan-Based Awards table. Prior year amounts have been restated to conform to the current year presentation of grant date fair value.

(4)
The amounts shown in this column consist of payments made under our Equity Incentive Plan, which is described below under the heading "Equity Incentive Plan."

(5)
The amounts shown in this column represent the aggregate increase in actuarial value of each of the NEO's benefits under our SERP, which is described below under the heading "Supplemental Executive Retirement Plan."

(6)
Amounts shown in this column represent matching contributions we made to NEOs accounts under our 401(k) Plan, reimbursement of payment for taxes and for life insurance premiums paid on behalf of our NEOs, except as disclosed in the footnotes below. Perquisites are not included in this table if the aggregate incremental cost to us of all perquisites we provided to the NEO in fiscal 2009 was less than $10,000.

(7)
Includes $705 for reimbursement of taxes.

(8)
Includes temporary housing and relocation expenses of $15,000 and $9,738, respectively. Also, includes $12,437 for reimbursement of taxes.

(9)
Includes $157 for reimbursement of taxes.

(10)
Includes cash severance and health & welfare benefits of $2,011,750 and $19,191, respectively, related to Mr. Griesemer's separation from the Company. Also, includes $238 for reimbursement of taxes.

(11)
On September 12, 2009, Mr. Pence, Chairman of the Board of Directors, was appointed President and Chief Executive Officer. Mr. Griesemer served as Chief Executive Officer until September 12, 2009.

(12)
Mr. Hayes has served as interim Chief Financial Officer since November 25, 2009. Mr. Martin served as Chief Financial Officer until November 25, 2009.

(13)
Amount includes the aggregate grant date fair value of RSUs with market conditions, for which compensation expense is recorded for accounting purposes regardless of whether the condition is met. Amount does not include the aggregate grant date fair value of $35,400 related to RSUs with performance conditions. At the grant date, it was determined that the performance conditions were not probable of being met.

(14)
Amount includes the aggregate grant date fair value of RSUs with market conditions, for which compensation expense is recorded for accounting purposes regardless of whether the condition is met. Amount does not include the aggregate grant date fair value of $141,600 related to RSUs with performance conditions. At the grant date, it was determined that the performance conditions were not probable of being met.

(15)
Amount includes the aggregate grant date fair value of RSUs with market conditions, for which compensation expense is recorded for accounting purposes regardless of whether the condition is met. Amount does not include the aggregate grant date fair value of $47,200 related to RSUs with performance conditions. At the grant date, it was determined that the performance conditions were not probable of being met.

(16)
Amount includes the aggregate grant date fair value of RSUs with market conditions, for which compensation expense is recorded for accounting purposes regardless of whether the condition is met. Amount does not include the aggregate grant date fair value of $224,200 related to RSUs with performance conditions. At the grant date, it was determined that the performance conditions were not probable of being met.

(17)
Amount includes the aggregate grant date fair value of RSUs with market conditions, for which compensation expense is recorded for accounting purposes regardless of whether the condition is met. Amount does not include the aggregate grant date fair value of $70,800 related to RSUs with performance conditions. At the grant date, it was determined that the performance conditions were not probable of being met.

(18)
Mr. Pence began receiving payments under the SERP in connection with his retirement in 2007. However, under the terms of the SERP, Mr. Pence's benefit payments suspended when he resumed his employment with the Company.

(19)
Mr. Pence retired in 2007 and was not an executive officer of the Company in 2008.

 2009 Grants of Plan-Based Awards

        The following table shows certain information about incentive plan awards and other equity awards granted to NEOs during fiscal 2009.

							Grant Date Fair Value of Stock or Option Awards Granted in Fiscal 2009 ($)(3)
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
John E. Hayes III	13-Jun-09	0	9,000	9,000	—	—	$47,070
	13-Jun-09	—	—	—	20,250	$5.90	$82,215
	28-Feb-09	—	—	—	50,000	$1.69	$56,500
Georgia Shonk Simmons	13-Jun-09	0	36,000	36,000	—	—	$188,280
	13-Jun-09	—	—	—	81,000	$5.90	$328,860
Dan Moen	13-Jun-09	0	12,000	12,000	—	—	$62,760
	13-Jun-09	—	—	—	27,000	$5.90	$109,620
	2-Jan-10	—	—	—	30,000	$4.46	$89,400
Robert B. Larson	27-Mar-09	—	—	—	10,000	$2.69	$17,000
	2-Jan-10	—	—	—	5,000	$4.46	$14,900
Daniel Griesemer	13-Jun-09	0	57,000	57,000	—	—	$298,110
	13-Jun-09	—	—	—	128,250	$5.90	$520,695
Timothy Martin	13-Jun-09	0	18,000	18,000	—	—	$94,140
	13-Jun-09	—	—	—	40,500	$5.90	$164,430

(1)
Amounts shown relate to our 2009 Equity Incentive Plan. The "Threshold" level amounts reported above assume that we do not achieve the minimum performance goals. The "Target" and "Maximum" level amounts reported above assume that we achieve the targeted performance goals. The aggregate grant date fair value of these awards are set forth above in the Summary Compensation Table. For a full description of the 2009 Equity Incentive Plan, see "Equity Incentive Plan" below.

(2)
Consists of options to purchase our Common Stock granted under our Amended and Restated Stock Option/Stock Issuance Plan. The exercise price is equal to the closing price of our Common Stock on the grant date, and the options vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date and expire on the seventh anniversary of the grant date.

(3)
Amounts in this column reflect the grant date fair value of options or RSUs granted during fiscal 2009 calculated in accordance with FASB ASC Topic 718. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010.

        Equity Incentive Plan.    On June 13, 2009, the Compensation Committee approved the award of performance-based RSUs to the Company's named executive officers identified in the Company's proxy statement filed with the Securities and Exchange Commission for its fiscal 2008 annual stockholders meeting. The issuance of shares of common stock subject to the RSUs was subject to the achievement of performance goals also approved by the Compensation Committee on June 13, 2009 and time-based vesting provisions. The performance goals were based on the Company's performance in the third and fourth quarters of fiscal 2009 relative to the following criteria: operating income; the Company's comparable store sales performance against comparable store sales performance of 13 peer companies selected by the Compensation Committee for purposes of benchmarking executive compensation for fiscal 2009; and the Company's stock price growth rate against the stock price growth rate of the same set of peer companies.

        For each performance goal satisfied, one-third of the shares underlying the RSU awards approved by the Compensation Committee would be issuable. For each performance goal not satisfied, one-third of the shares underlying the RSU awards associated with that goal would be forfeited. Stock units issued upon achievement of a performance goal will vest and be issued to the executive officers on the third anniversary of the first day of the Company's third quarter of fiscal 2009, subject to his or her continued employment with the Company and the receipt of performance reviews during such period of "meets expectations" or better. The RSUs are further subject to the other terms and conditions of the Company's Amended and Restated Stock Option/Stock Issuance Plan and form of Stock Unit Agreement previously approved by the Board of Directors. On April 8, 2010, the Compensation Committee determined that the performance goals contingent on meeting a certain operating income level and the stock price growth rate were not met, and that the goal contingent on comparable store sales was met.

        Retention Bonus Program.    As a means of promoting long-term retention, we previously entered into cash bonus retention agreements with our NEOs, pursuant to which the executive would receive an agreed-upon lump sum payment of cash upon the completion of three years of continuous service from the grant date. These payments were also contingent upon achievement of earnings equal to at least two-thirds of our plan for the prior three fiscal years and satisfactory performance evaluations for the executive. We entered into a retention bonus agreement with Mr. Moen in 2004 that was paid in fiscal 2007. There are currently no other retention bonus agreements outstanding for our NEOs.

 Outstanding Equity Awards at Fiscal Year-End

        The following table shows certain information about equity awards held by our NEOs that were outstanding at the end of fiscal 2009, all of which were granted under our Amended and Restated Stock Option/Stock Issuance Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(25)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(18)
Dennis C. Pence	—	—		—	—	—		—	—		—
John E. Hayes III		50,000	(1)	$1.69	2/29/2016
		20,250	(2)	$5.90	6/13/2016
									9,000	(17)	$40,140
Georgia Shonk Simmons	47,700			$11.38	5/8/2012
	32,000			$27.04	8/28/2013
	30,000	15,000	(3)	$24.37	6/9/2014
	35,000	105,000	(4)	$6.07	6/13/2015
		81,000	(5)	$5.90	6/13/2016
						75,000	(15)	$334,500	36,000	(17)	$160,560
Dan Moen	23,850			$11.38	5/8/2012
	25,313			$6.32	3/31/2014
	16,000			$27.04	8/28/2013
	10,000	5,000	(6)	$24.37	6/9/2014
	11,250	33,750	(7)	$6.07	6/13/2015
		27,000	(8)	$5.90	6/13/2016
		30,000	(9)	$4.46	1/2/2017
						25,000	(16)	$111,500	12,000	(17)	$53,520
Robert B. Larson	3,200	4,800	(10)	$21.72	4/6/2017
	1,200	1,800	(11)	$23.69	7/6/2017
	1,875	5,625	(12)	$4.05	3/7/2015
		10,000	(13)	$2.69	3/27/2016
		5,000	(14)	$4.46	1/2/2017
Timothy Martin	9,000			$27.43	2/25/2010
	7,000			$24.37	2/25/2010
	6,667			$12.44	2/25/2010
	13,750			$6.07	2/25/2010

(1)
Consists of 12,500 options that vest on February 28, 2010, 12,500 options that vest on February 28, 2011, 12,500 options that vest on February 28, 2012 and 12,500 options that vest on February 28, 2013.

(2)
Consists of 5,063 options that vest on June 13, 2010, 5,063 options that vest on June 13, 2011, 5,062 options that vest on June 13, 2012 and 5,062 options that vest on June 13, 2013.

(3)
Consists of 15,000 options that vest on June 9, 2010.

(4)
Consists of 35,000 options that vest on June 13, 2010, 35,000 options that vest on June 13, 2011 and 35,000 options that vest on June 13, 2012.

(5)
Consists of 20,250 options that vest on June 13, 2010, 20,250 options that vest on June 13, 2011, 20,250 options that vest on June 13, 2012 and 20,250 options that vest on June 13, 2013.

(6)
Consists of 5,000 options that vest on June 9, 2010.

(7)
Consists of 11,250 options that vest on June 13, 2010, 11,250 options that vest on June 13, 2011 and 11,250 options that vest on June 13, 2012.

(8)
Consists of 6,750 options that vest on June 13, 2010, 6,750 options that vest on June 13, 2011, 6,750 options that vest on June 13, 2012 and 6,750 options that vest on June 13, 2013.

(9)
Consists of 7,500 options that vest on January 2, 2011, 7,500 options that vest on January 2, 2012, 7,500 options that vest on January 2, 2013 and 7,500 options that vest on January 2, 2014.

(10)
Consists of 1,600 options that vest on April 6, 2010, 1,600 options that vest on April 6, 2011 and 1,600 options that vest on April 6, 2012.

(11)
Consists of 600 options that vest on July 6, 2010, 600 options that vest on July 6, 2011 and 600 options that vest on July 6, 2012.

(12)
Consists of 1,875 options that vest on March 7, 2010, 1,875 options that vest on March 7, 2011 and 1,875 options that vest on March 7, 2012.

(13)
Consists of 2,500 options that vest on March 27, 2010, 2,500 options that vest on March 27, 2011, 2,500 options that vest on March 27, 2012 and 2,500 options that vest on March 27, 2013.

(14)
Consists of 1,250 options that vest on January 2, 2011, 1,250 options that vest on January 2, 2012, 1,250 options that vest on January 2, 2013 and 1,250 options that vest on January 2, 2014.

(15)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 15,000 shares of which vest and are deliverable on June 9, 2010 and 60,000 shares of which vest and are deliverable on June 13, 2011, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(16)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan, 5,000 shares of which vest and are deliverable on June 9, 2010 and 20,000 shares of which vest and are deliverable on June 13, 2011, subject to the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(17)
Represents shares of Common Stock underlying RSUs granted under our Amended and Restated Stock Option/Stock Issuance Plan which vest and are deliverable on August 2, 2012, subject to certain performance conditions and the executive obtaining performance reviews within the range of "meets expectations" throughout the vesting period.

(18)
Determined by multiplying $4.46, the closing price of our Common Stock on January 29, 2010, by the number of shares underlying each RSU award.

Option Exercises and Stock Vested

        The following table shows information about stock options exercised by our NEOs and stock awards held by our NEOs that vested during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Georgia Shonk Simmons	337,779	$2,059,919	15,000	$115,350
Dan Moen	—	—	7,400	$56,906
Daniel Griesemer	151,078	$319,825	188,000	$1,496,470

(1)
Amounts shown in this column were determined based on the difference between the closing market price of the underlying common stock as reported by NASDAQ on the exercise date and the exercise price of the option.

(2)
Amounts include shares withheld for income tax payments.

(3)
Amounts shown in this column were calculated by multiplying the closing market price of the common stock as reported by NASDAQ on the vesting date by the number of shares vested.

 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits(1)		Payments During Last Fiscal Year
Dennis C. Pence	Supplemental Executive Retirement Plan	20	$6,488,758	(2)	$271,743
Georgia Shonk Simmons	Supplemental Executive Retirement Plan	11.6	$1,694,804		—
Daniel Griesemer	Supplemental Executive Retirement Plan	8.0	$858,946	(3)	—

(1)
Amounts shown in this column represent the actuarial present value of the NEO's accumulated benefit under the SERP computed using the same assumptions used for financial reporting purposes except that the SERP's normal retirement age of 62 was used as the retirement age assumption for Ms. Shonk Simmons. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010 for a discussion of the methodology and assumptions used in calculating these amounts.

(2)
On September 12, 2009, Dennis C. Pence was reappointed President and CEO and his SERP benefit payments were suspended. The present value includes the value of the suspended monthly payments during fiscal 2009.

(3)
The present value of Mr. Griesemer's accumulated benefit assumes benefit commencement at age 55, as required under the plan and his employment agreement as a result of his separation from the Company.

        Supplemental Executive Retirement Plan.    On October 1, 2005, the Board approved a Supplemental Executive Retirement Plan, or SERP, for certain executive officers and key employees effective as of October 30, 2005. The SERP is an unfunded, non-qualified benefit plan that provides eligible participants with monthly benefits upon retirement, termination of employment, death or disability, subject to certain conditions. The participants in the SERP include Mr. Pence, Ms. Shonk Simmons and Mr. Griesemer.

        The following table sets forth the aggregate estimated annual retirement benefits as of January 30, 2010 for the SERP participants:

Name	Annual Retirement Benefit
Dennis C. Pence	$407,615	(1)
Georgia Shonk Simmons	$166,766	(2)
Daniel Griesemer	$82,274	(3)

(1)
Mr. Pence retired in fiscal 2007 and then was reappointed as CEO September 12, 2009. Amount represents actual annual retirement benefit that Mr. Pence received upon his retirement in fiscal 2007 and the amount he will receive upon re-retirement.

(2)
On normal retirement at age 62.

(3)
Amount represents the actual annual retirement benefit that Mr. Griesemer will receive at age 55, as required under the plan and his employment agreement as a result of his separation from the Company.

        Normal SERP retirement benefits are determined by multiplying a percentage equal to 2.5 percent of each eligible executive's average monthly earnings by the number of years of his or her service with the Company, up to a maximum of twenty years. "Average monthly earnings" means the highest average of the participant's monthly base salary during any consecutive 60-month period after October 30, 2005 in which the participant is an employee in the 120 months preceding his or her employment termination. For purposes of this calculation in applicable circumstances the 60- and 120-month periods refer to such fewer number of months as measured from October 30, 2005 to a participant's employment termination date.

        No benefits are payable under the SERP upon retirement unless a participant has become fully vested. SERP benefits vest as to each participant after he or she (a) provides continuous service to the Company for at least (i) five years after adoption of the SERP or (ii) a total of fifteen years, and (b) reaches the age of 55. If a participant engages in certain competitive activities or in fraudulent or dishonest conduct or otherwise fails to comply with our professional or ethical standards, all SERP benefits of such participant will immediately cease and be forfeited.

        In the event of a Change in Control of our Company, the Board has the discretion to accelerate the vesting of all accrued benefits under the SERP and provide for a lump-sum payment to each participant equal to the actuarial equivalent of each participant's accrued benefits. Pursuant to the terms of the employment agreement with Ms. Shonk Simmons, if employment is terminated without "Cause" or she terminates her employment for "Good Reason" or following a "Change in Control" (as such terms are described below under "Payments and Entitlements Upon Change in Control and Other Termination Events"), she will receive accelerated vesting of her annual benefit under the SERP and payment in accordance with its terms. Assuming the occurrence of a Change in Control and termination on January 30, 2010, the annual benefit to Ms. Shonk Simmons would be approximately $167,000. Prior to his departure from the Company, Mr. Griesemer had an employment agreement with terms substantially similar to those of Ms. Shonk Simmons' agreement. In connection with his departure, under his employment agreement, Mr. Griesemer received cash severance of approximately $2.0 million, as well as acceleration of his unvested equity awards and SERP benefit.

        Benefits are generally payable to vested participants over their lifetime after separation from service on or after age 62, subject to the advance election by a participant for his or her spouse to receive a survivor annuity equal to 50 percent or 100 percent of the participant's benefit. If a participant continues providing services after age 62, the benefit will continue to accrue (subject to the twenty-year maximum) and vested benefits will be payable upon retirement. If a vested participant retires before reaching the age of 62, his or her SERP benefit will stop accruing and the amount of the SERP benefit will be reduced by multiplying his or her normal retirement benefit by four percent for each year that his or her age is under 62 as of the date of retirement.

        Upon termination due to a participant's disability, if the participant is not vested, the participant will continue to accrue years of benefit service and years of vested service during the period of disability until he or she is fully vested, and benefit payments would commence at the participant's earliest retirement age (age 55) or when vested. Benefits payable upon disability are offset by amounts received under our long term disability plan, but are not offset by social security or other offset amounts. Assuming the occurrence of her termination as a result of disability on January 30, 2010, Ms. Shonk Simmons would be entitled to receive continued vesting in the following annual benefits, commencing at the age set forth below:

Name	Annual Retirement Benefit	Payment Commencement Age
Georgia Shonk Simmons	$159,216	59

        If a participant dies before becoming vested in the SERP or dies without a surviving spouse, no benefits are payable. If a vested participant dies prior to retirement and has a surviving spouse, the spouse will receive during his or her lifetime monthly payments in the amount that would have been payable if the participant had survived and had elected the 50 percent joint and survivor annuity. If a participant dies after retirement, survivor benefits are payable only if the participant had elected payment of a joint and survivor annuity.

 PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND
OTHER TERMINATION EVENTS

        The following is a description of the specific circumstances relating to termination of employment and Change in Control of the Company that will trigger payments to our NEOs and a calculation of the estimated payment as a result of the occurrence of such events had they occurred on January 30, 2010, the end of our fiscal year.

Executive Employment Agreements

        We have a three-year employment agreement with Ms. Shonk Simmons, which was entered into in December 2006, as amended on December 23, 2008. In May 2007 we entered into a three-year employment agreement, as amended on December 23, 2008, with Mr. Moen. In February 2009, we entered into a three-year employment agreement with Mr. Hayes. Prior to his departure from the Company, Mr. Griesemer had an employment agreement with terms substantially similar to those of Ms. Shonk Simmons' agreement. In connection with his departure, under his employment agreement, Mr. Griesemer received cash severance of approximately $2.0 million, as well as acceleration of his unvested equity awards and SERP benefit. Prior to his departure from the Company, Mr. Martin had an employment agreement with terms substantially similar to the agreements of Messrs. Hayes and Moen.

        Each of these agreements provides for payments to be made to an executive upon certain termination events, including a "Change in Control" of the Company (generally defined as (i) the acquisition of securities possessing more than 50 percent of the total combined voting power of our outstanding securities; (ii) a change in the majority of the Board by reason of one or more contested elections; or (iii) a sale of all or substantially all of the assets of the Company).

        Under the employment agreements, if any of the following termination events occurs:

  •
  The executive's employment is terminated by the Company without "Cause" (generally defined as conviction for the commission of a felony; dishonesty; continuing failure to perform duties; material violation of Company policy; or material violation of the terms of the employment agreement, including its non-competition provision);

  •
  The executive terminates employment for Good Reason (as defined below);

        The executive is entitled to receive:

  •
  Lump sum cash severance payment. For Ms. Shonk Simmons, the payment will be equal to two and one-half times the annual salary. For Messrs. Hayes and Moen, this payment is equal to one and one-half times;

  •
  Full vesting of all unvested equity awards held by the executive other than any awards subject to performance-based vesting requirements, in which case vesting will be accelerated only to the extent the performance goals for any pending bonus period are subsequently determined to have been achieved;

  •
  For Ms. Shonk Simmons, accelerated full vesting under the SERP and payment in accordance with its terms (see the section above entitled "Pension Benefits"); and

  •
  Continuation of health benefits for eighteen months in the case of Ms. Shonk Simmons and twelve months in the case of Messrs. Hayes and Moen.

In the event the executive's employment is terminated without Cause or for Good Reason within one year following a Change in Control the executive will receive an increased lump-sum cash severance payment. For Ms. Shonk Simmons, this payment will be equal to two and one-half times the sum of annual salary and the annual bonus at target level in effect on the day of termination. For

Messrs. Hayes and Moen, this payment is equal to one and one-half times the sum of annual salary plus the annual bonus at target level in effect on the day of termination. In addition, any unvested equity awards subject to performance-based vesting requirements would vest in full. Ms. Shonk Simmons will also be entitled to a gross-up to compensate for "golden parachute" excise taxes.

        The executive has "Good Reason" to terminate employment with the Company:

  •
  Upon the material reduction of authority, duties and responsibilities;

  •
  Upon a reduction in annual salary, except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

  •
  Upon the Company's relocation of the executive's principal place of employment more than 50 miles from the Company's principal place of business in Sandpoint, Idaho;

  •
  Upon the Company's material and willful breach of the agreement; or

  •
  Ms. Shonk Simmons may voluntarily terminate her employment for a period of 30 days, commencing one year after a Change in Control. In the event Ms. Shonk Simmons voluntarily terminates her employment during this 30-day period, it will be deemed to have occurred within twelve months of the Change in Control for purposes of calculating her lump sum cash severance.

        Under the employment agreements, the Company has the right, to the extent permitted by law, to terminate an executive's employment if he or she becomes eligible for disability benefits under the Company's long-term disability plans, unless, in the case of Ms. Shonk Simmons, in the opinion of a qualified physician it is reasonably certain that the executive will be able to resume her duties on a regular full-time basis within 90 days. In the case of a termination due to disability, Ms. Shonk Simmons will be entitled to continuation of annual salary in effect on the day of termination for a period of eighteen months, whereas Messrs. Hayes and Moen will be entitled to continuation of annual salary in effect on the day of termination for a period of twelve months.

        Ms. Shonk Simmons is subject to non-competition covenants during employment and for eighteen months thereafter. Messrs. Hayes and Moen are subject to non-competition covenants during employment and for twelve months thereafter.

        Mr. Griesemer's Change in Control benefits were terminated in September 2009 in connection with his separation from the Company.

        Assuming the occurrence of the following termination events and/or Change in Control on January 30, 2010, Ms. Shonk Simmons and Messrs. Hayes and Moen would be entitled to receive the additional payments set out in the tables below:

Potential Payments to Georgia Shonk Simmons upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive's Disability		Change in Control of Company with the Executive's Termination
Cash Severance	$1,500,000	$1,500,000	$900,000	(2)	$2,625,000
Restricted Stock Units(1)—Accelerated	$388,020	$388,020	—		$388,020
Stock Options(1)—Accelerated	—	—	—		—
Health & Welfare	$14,927	$14,927	—		$14,927
Excise Tax Gross-Up	—	—	—		—

Total	$1,902,947	$1,902,947	$900,000		$3,027,947

(1)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2009 fiscal year-end closing stock price of $4.46. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2009 fiscal year-end closing stock price and the option's exercise price.

(2)
Upon permanent disability, Ms. Shonk Simmons is entitled to her current monthly salary (which as of January 30, 2010 is $50,000) for a period of eighteen months.

Potential Payments to John E. Hayes III upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive's Disability		Change in Control of Company with the Executive's Termination
Cash Severance	$562,500	$562,500	$375,000	(2)	$843,750
Restricted Stock Units(1)—Accelerated	$13,380	$13,380	—		$13,380
Stock Options(1)—Accelerated	$138,500	$138,500	—		$138,500
Health & Welfare	$13,134	$13,134	—		$13,134

Total	$727,514	$727,514	$375,000		$1,008,764

(1)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2009 fiscal year-end closing stock price of $4.46. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2009 fiscal year-end closing stock price and the option's exercise price.

(2)
Upon permanent disability, Mr. Hayes is entitled to his current monthly salary (which as of January 30, 2010 is $31,250) for a period of twelve months.

Potential Payments to Dan Moen upon the Occurrence of Certain Events

Component of Compensation	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive's Disability		Change in Control of Company with the Executive's Termination
Cash Severance	$600,000	$600,000	$400,000	(2)	$900,000
Restricted Stock Units(1)—Accelerated	$165,020	$165,020	—		$165,020
Stock Options(1)—Accelerated	—	—	—		—
Health & Welfare	$13,134	$13,134	—		$13,134

Total	$778,154	$778,154	$400,000		$1,078,154

(1)
For purposes of the table above, the value of RSUs represents the number of shares under the award multiplied by the Company's 2009 fiscal year-end closing stock price of $4.46. For stock options, the value represents the number of option shares outstanding for the executive multiplied by the difference between the Company's 2009 fiscal year-end closing stock price and the option's exercise price.

(2)
Upon permanent disability, Mr. Moen is entitled to his current monthly salary (which as of January 30, 2010 is $33,333) for a period of twelve months.

Termination Benefits Under SERP

        Please refer to the discussion under the "Pension Benefits" section of this Proxy Statement for SERP benefits payable to the participating NEOs upon termination.

Overview of Non-Employee Director Compensation

        We provide a combination of cash and equity compensation to our non-employee directors for their service on the Board. Our employee directors do not receive compensation for serving on the Board. Their compensation is reported above under "Executive Compensation". The following tables and narrative discussion describe each element of director compensation for fiscal 2009 in greater detail.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(9)	All Other Compensation ($)(10)	Total ($)
Dennis C. Pence(1)	$148,245	—	$33	$148,278
James R. Alexander(2)	$132,175	$24,998	$56	$157,229
Jerry Gramaglia(3)	$107,100	$24,998	$56	$132,154
Curt Hecker(4)	$92,226	$24,998	$56	$117,280
Kay Isaacson-Leibowitz(5)	$119,850	$24,998	$56	$144,904
Frank M. Lesher(6)	$93,222	$24,998	$56	$118,276
Robert H. McCall(7)	$112,167	$24,998	$56	$137,221
Michael J. Potter(8)	$105,858	$24,998	$56	$130,912

(1)
Represents amounts paid to Mr. Pence for services as a director prior to his appointment as President and Chief Executive Officer.

(2)
Mr. Alexander held 4,237 RSUs and 31,313 stock options that remained outstanding as of January 30, 2010.

(3)
Mr. Gramaglia held 4,237 RSUs and 62,716 stock options that remained outstanding as of January 30, 2010.

(4)
Mr. Hecker held 4,237 RSUs and 127,835 stock options that remained outstanding as of January 30, 2010.

(5)
Ms. Isaacson-Leibowitz held 4,237 RSUs and 45,144 stock options that remained outstanding as of January 30, 2010.

(6)
Mr. Lesher held 4,237 RSUs and 30,000 stock options that remained outstanding as of January 30, 2010.

(7)
Mr. McCall held 4,237 RSUs and 84,375 stock options that remained outstanding as of January 30, 2010.

(8)
Mr. Potter held 4,237 RSUs and 30,000 stock options that remained outstanding as of January 30, 2010.

(9)
Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for RSUs granted in fiscal 2009 under our Amended and Restated Stock Option/Stock Issuance Plan. The assumptions made in the valuation of these awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 30, 2010.

(10)
Consists of amounts paid by the Company with respect to life insurance premiums.

        Cash compensation paid to our independent directors consists of an annual retainer and meeting fees. At the request of the independent directors, their cash compensation was reduced by 15% for fiscal 2009 as reflected in the table below, consisting of the annual Board retainer, the annual retainer for each committee member and committee chair, and meeting fees. These 15% reductions were discontinued for fiscal 2010. The following table sets forth retainer and meeting fees for fiscal 2009.

	Annual Retainer	Meeting Fees
Board of Directors	$42,500	One hour or more:	$2,550
		Under one hour:	$850
Committees of the Board of Directors	$4,250	One hour or more:	$1,700
		Under one hour:	$425
Audit Committee Chair	$25,500
Compensation Committee Chair	$12,750
Nominating and Corporate Governance Committee Chair	$12,750
Succession Planning and Management Development Committee Chair	$12,750

        At the request of Mr. Pence, his compensation for serving as Chairman was reduced to $212,500 for fiscal 2009. On September 12, 2009, Mr. Pence was reinstated as CEO, becoming Chairman of the Board of Directors, President and Chief Executive Officer. Effective September 12, 2009, Mr. Pence was no longer compensated as a non-employee director.

        RSUs having a value of $25,000 are automatically granted to each individual who continues to serve as a non-employee director on the date of our Annual Meeting, provided such individual has served as a non-employee director for at least 90 days. This automatic RSU grant is based on the market price of our Common Stock on the date of grant. The RSUs vest upon completion of one year of Board service measured from the grant date. These RSUs are granted under our Amended and Restated Stock Option/Stock Issuance Plan. Each RSU immediately vests in full upon certain corporate transactions or a Change in Control of the Company.

        Additionally, new non-employee directors who join the Board receive stock options to purchase 30,000 shares of Common Stock (the "New Director Options"). The New Director Options have an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vest in one installment after the completion of three years of continuous Board service, as measured from the grant date. The New Director Options are issued under our Amended and Restated Stock Option/Stock Issuance Plan. Each New Director Option immediately vests in full upon certain corporate transactions or a Change in Control of the Company.

        In December 2008, we adopted share ownership guidelines that require non-management Directors to maintain certain ownership levels of our common stock. A description of these guidelines is provided above under "Corporate Governance—Share Ownership Guidelines."

        In addition, we pay for the life insurance policies for our independent directors. We also provide Mr. Alexander, Mr. Gramaglia, Ms. Isaacson-Leibowitz, Mr. Lesher, Mr. McCall and Mr. Potter with health insurance under our standard health insurance policy generally available to our employees. We reimburse our non-employee directors for expenses they incur in connection with service on the Board, including travel related expenses associated with attending Board meetings.

        Our directors also receive product samples and gift cards from time to time of less than $100 in value, and are afforded our standard employee discount for any goods or services they purchase from us. Additionally, spouses of our directors may accompany them to our annual corporate retreat and Board meeting at our expense, which may include commercial air travel or travel under our business jet fractional share program, as well as incremental expenses for food and other activities while attending the retreat. The aggregate incremental cost to us of all the perquisites we provided to any director in 2009 was less than $10,000.

 EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued on Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,235,499	(1)	$8.79	(2)	3,300,540	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	3,235,499		$8.79		3,300,540

(1)
Consists of options and 382,659 unvested RSUs awarded under the Amended and Restated Stock Option/Stock Issuance Plan.

(2)
Does not include the 382,659 unvested RSUs, as such awards do not have an exercise price.

(3)
Includes 1,999,906 shares of Common Stock that remain available for future grants under the Amended and Restated Stock Option/Stock Issuance Plan and 1,300,634 shares of Common Stock available for purchase under our 2006 Employee Stock Purchase Plan.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of Common Stock as of March 31, 2010, by:

  •
  Each person, or group of affiliated persons, known by us to beneficially own more than five percent of the outstanding shares of Common Stock;

  •
  Each director and nominee for director;

  •
  Our NEOs; and

  •
  All of our current directors and executive officers as a group.

        All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
E. Ann Pence(2)	18,133,671	19.7%
Dennis C. Pence(3)	13,208,307	14.3%
Kornitzer Capital Management, Inc.(4)	10,454,850	11.3%
James R. Alexander(5)	72,118	*
Jerry Gramaglia(6)	92,835	*
Curt Hecker(7)	182,517	*
Kay Isaacson-Leibowitz(8)	57,763	*
Frank M. Lesher(9)	46,386	*
Robert H. McCall(10)	110,980	*
Michael J. Potter	30,397	*
Georgia Shonk Simmons(11)	286,723	*
John E. Hayes III(12)	12,500	*
Robert B. Larson(13)	12,250	*
Dan Moen(14)	154,633	*
All directors and executive officers as a group (12 persons)(15)	14,267,409	15.5%

*
Less than one percent. The Address for officers, directors and Ann Pence is c/o Coldwater Creek Inc., One Coldwater Creek Drive, Sandpoint, Idaho 83864.

(1)
The information in this table is based upon information furnished by each director, executive officer and principal stockholder or contained in filings made by these persons with the SEC. The calculation of the percentage of shares beneficially owned is based on 92,220,653 shares of Common Stock outstanding as of March 31, 2010. Shares of Common Stock subject to stock options and RSU's which are currently exercisable or will become exercisable within 60 days after March 31, 2010, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
Includes (a) 17,998,671 shares owned of record by E. Ann Pence and (b) 135,000 shares owned of record by the Dancing River Foundation. Ms. Pence disclaims beneficial ownership over the shares owned of record by the Dancing River Foundation.

(3)
Includes (a) 12,158,307 shares owned of record by Dennis C. Pence, (b) 550,000 shares owned of record by the Wild Rose Foundation and (c) 500,000 shares indirectly owned by Mr. Pence by grantor retained annuity trusts. Mr. Pence disclaims beneficial ownership over the shares owned of record by the Wild Rose Foundation.

(4)
Consists of 10,454,850 shares beneficially owned by Kornitzer Capital Management, Inc. as reported on Schedule 13G as of December 31, 2009. Address: 5420 West 61st Place, Shawnee Mission, KS 66205.

(5)
Includes 31,313 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(6)
Includes 62,716 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(7)
Includes 127,835 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(8)
Includes 45,144 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(9)
Includes 30,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(10)
Includes 84,375 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(11)
Includes 144,700 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(12)
Includes 12,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(13)
Includes 12,250 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(14)
Includes 86,413 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(15)
Includes 637,246 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

Policies and Procedures with Respect to Related Person Transactions

        Our Audit Committee charter requires that the Audit Committee approve all transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Our Audit Committee has adopted a written policy governing its review of transactions with related persons. Pursuant to this policy, identified transactions with related persons, other than certain transactions that would not require disclosure pursuant to Item 404 of Regulation S-K, are subject to approval or ratification by the Audit Committee. Our policy also requires this approval or ratification for any material amendments to ongoing related person transactions. In determining whether to approve a related person transaction, the Audit Committee will consider all relevant facts and circumstances available to it, which may include the benefits of the transaction to the Company, the impact of the transaction on a director's independence, the availability of other sources for comparable products or services, and the terms of the transaction as compared with those available to or from unrelated third parties or employees generally. No director will participate in the discussion of any related person transaction in which such director has a direct or indirect interest, other than to provide material information about the transaction to the Audit Committee. For purposes of this policy, the term "related person" has the meaning contained in Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

        Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that there was compliance for fiscal year 2009 with all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners.

ANNUAL REPORT

        The Annual Report of the Company for the fiscal year ended January 30, 2010 has been made available concurrently with the important Notice of Internet Availability of Proxy Materials ("Notice") free of charge to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. Paper or e-mail copies of the Annual Report are available upon request as instructed in the Notice. Copies of our various SEC reports, including the Annual Report on Form 10-K, are available for immediate retrieval from the SEC's web site (http://www.sec.gov) and are available on the Investor Relations portion of our web site at http://www.coldwatercreek.com.

PROPOSAL 2

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE CRITERIA FOR
EXECUTIVE INCENTIVE COMPENSATION

        We are asking the stockholders to consider and vote upon a proposal to approve the material terms of the performance criteria for the payment of incentive compensation to the Company's most highly compensated executive officers under its incentive award programs and its Stock Option/Stock Issuance Plan. If the stockholders approve this proposal, the compensation paid pursuant to these performance criteria will be fully deductible by the Company under Section 162(m) of the Internal Revenue Code.

        Section 162(m) generally limits the federal income tax business expense deduction taken by a publicly-traded company for annual compensation paid to its chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to $1 million. However, there is no limit on the deductibility of qualified performance-based compensation.

        To qualify as performance-based compensation, it must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the company as a whole, but need not be based on an increase or positive result under the business criteria selected. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount.

        The performance goals (which may be stated as alternative goals) under the Company's incentive award programs or the Company's Stock Option/Stock Issuance Plan will be established in writing by the Compensation Committee for a covered executive officer for each performance period, which is generally a fiscal quarter or fiscal year, and will be based on one or more of the following business criteria: (1) total stockholder return; (2) net income; (3) pretax earnings; (4) earnings before interest expense and taxes ("EBIT"); (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders' equity; (15) cash flow; (16) economic profit; (17) revenue; (18) merchandise margin; and (19) gross margin.

        Economic Profit is defined as EBITDA, less income taxes and Capital Charges. Capital Charges means Capital Balances multiplied by a Capital Charge Rate. Capital Balances include net working capital, fixed assets and the present value of operating leases. The Capital Charge Rate is a current long-term approximation of the Company's weighted average cost of capital, which represents the weighted average of the Company's cost of debt and the cost of equity. The weighting is determined by comparing the balance of the Company's debt (acquired debt plus capitalized leases) to the balance of its equity based upon market value.

        The maximum incentive award that may be granted for a performance period of a single calendar year to any covered executive officer based on attainment of one or more of the foregoing performance goals is $5 million, and the maximum incentive award that may be granted to any covered executive officer for any other performance period based on attainment of one or more of the foregoing performance goals is $15 million.

        On March 25, 2010, the Compensation Committee of the Board approved the 2010 incentive award program for the Company's executive officers under which annual performance bonuses are to be paid based on EBIT. If EBIT does not exceed a minimum level, no bonus will be awarded under the program. The annual performance bonus is based on the attainment of the EBIT target, as well as an executive's individual performance rating. Individual performance is assessed at year end, and each executive is assigned an overall individual performance score. Each executive's performance score corresponds to a predetermined percentage that is multiplied by the maximum annual bonus amount for the applicable period to determine the amount awarded to that executive. Because the 2010 incentive award program was adopted pursuant to the business performance criteria described above and thereby designed to qualify for deductibility under Section 162(m), payment of bonuses under the 2010 program will be subject to stockholder approval of this Proposal 2.

        We may adopt other incentive award programs for fiscal 2010 and thereafter for one or more of the Company's covered executive officers, including equity incentive awards under its Stock Option/Stock Issuance Plan. The Company expects that payment of such other incentive compensation will be based on one or more of the business criteria described above. However, the Compensation Committee may determine from time to time that it is necessary or appropriate to approve discretionary annual incentive compensation based on other business criteria, or based solely on service, in order to meet the Company's overall objectives in attracting, motivating and retaining its executives. This discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m).

        The payment and maximum amount of performance-based compensation is contingent upon attaining pre-established performance goals and on the Company's performance for the applicable performance period. In addition, the actual annual incentive compensation to a covered executive officer may reflect the determination by the Compensation Committee to reduce the annual incentive compensation otherwise payable upon attainment of the performance goal. Consequently, the annual incentive compensation that would have been payable in the last fiscal year or that would be payable in the future based on such performance goals cannot be determined.

 Vote Required

        The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the 2010 Annual Stockholders Meeting and entitled to vote is required for approval of the material terms of the performance criteria for executive incentive compensation.

        The Board of Directors recommends that stockholders vote FOR Proposal 2 approving the material terms of the performance criteria for payment of annual executive incentive compensation.

 PROPOSAL 3

RATIFICATION OF SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte has served as our independent registered public accountants since fiscal 2006 as ratified by our stockholders. The Audit Committee, in its capacity as a Committee of the Board, has selected Deloitte to serve as our independent registered public accountants for the fiscal year ending January 29, 2011. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte. If the stockholders fail to ratify the selection of Deloitte, the Audit Committee would reconsider such selection.

        Representatives of Deloitte are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

        Our Board recommends that stockholders vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending January 29, 2011.

 AUDITOR FEES

        We paid the following fees to Deloitte for fiscal 2009 and fiscal 2008:

	Fiscal 2009	Fiscal 2008
Audit Fees	$1,116,697	$1,241,401
Audit Related Fees(1)	23,306	20,000
Tax Fees	—	—
All Other Fees(2)	5,400	5,400

Total Fees	$1,145,403	$1,266,801

(1)
Audit related fees represent fees billed for audits related to our 401(k) plan.

(2)
All other fees represent fees for accounting research software.

        The Audit Committee has considered whether the performance of the above noted services is compatible with maintaining the auditor's independence and has determined that the performance of such services has not adversely affected the auditor's independence.

        The Audit Committee shall approve in advance all audit, review or attest engagements and any non-audit services (to the extent permitted under applicable law) and the audit fees and all other compensation to be paid to our independent registered public accounting firm.

        The Chairman of the Audit Committee has been authorized to pre-approve non-audit related services performed by our independent registered public accounting firm provided that the Chairman notifies the Audit Committee of any non-audit related services approved under this authority at its next meeting. The Audit Committee may also adopt pre-approval policies and procedures that are detailed as to the particular service. The Audit Committee shall be promptly informed of all services approved pursuant to any pre-approval policies and procedures.

        All services performed by our independent registered public accounting firm in fiscal year 2009 were pre-approved by the Audit Committee.

 OTHER MATTERS

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy that is enclosed, or that may be given by phone or over the Internet.

        It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES. WE ENCOURAGE YOU TO VOTE YOUR SHARES OVER THE INTERNET, AS DESCRIBED IN THE IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS SENT TO STOCKHOLDERS OF RECORD ON APRIL 30, 2010 AND THE ENCLOSED PROXY CARD. Alternatively, you may vote (i) by requesting a paper copy of the Company's Annual Report on Form 10-K, the 2009 Proxy Statement and proxy card by mail or electronic mail and marking, signing, dating and promptly returning the proxy card, (ii) by telephone, as described in the Notice of Internet Availability of Proxy Materials or your proxy card, or (iii) by attending the annual meeting and voting in person. Note that all votes cast by telephone or the Internet must be cast prior to 11:59 p.m., Eastern time, on June 11, 2010. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

John E. Hayes III Senior Vice President, General Counsel and Secretary Sandpoint, Idaho April 30, 2010

Fulfillment 72711 72710 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/cwtr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date Will attend Meeting Please mark your votes as indicated in this example X The Board of Directors recommends a vote FOR proposals Nos. 1, 2 and 3. This Proxy, when properly executed, will be voted as specified hereon. This Proxy will be voted FOR proposals Nos. 1, 2 and 3 if no specification is made. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. Election of the following nominees as Class II Directors 01. James R. Alexander 02. Jerry Gramaglia 03. Kay Isaacson-Leibowitz (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. To approve the material terms of the performance criteria for executive incentive compensation. 3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Fulfillment 72711 72710 You can now access your Coldwater Creek Inc. account online. Access your Coldwater Creek Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Coldwater Creek Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-866-683-2964 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Proxy Statement and the 2009 Annual Report on Form 10-K to Stockholders are available at: http://www.proxyvoting.com/cwtr COLDWATER CREEK INC. PROXY FOR Annual Meeting of Stockholders — June 12, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Dennis C. Pence and John E. Hayes III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coldwater Creek Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 12, 2010 at 9:30 a.m. (local time) or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 12, 2010
Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning the Proxy
To Be Held June 12, 2010
VOTING RIGHTS AND SOLICITATION
PROPOSAL 1
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED JANUARY 30, 2010
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
2009 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND OTHER TERMINATION EVENTS
Overview of Non-Employee Director Compensation
Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ANNUAL REPORT
PROPOSAL 2
APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE CRITERIA FOR EXECUTIVE INCENTIVE COMPENSATION
Vote Required
PROPOSAL 3
RATIFICATION OF SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDITOR FEES
OTHER MATTERS